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                                                                     EXHIBIT 3.4



                            CERTIFICATE OF AMENDMENT

                   OF RESTATED CERTIFICATE OF INCORPORATION OF

                                 XCARE.NET, INC.


        XCARE.NET, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),


        DOES HEREBY CERTIFY THAT:

        FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

        RESOLVED: That the following two sentences shall be inserted after the third sentence of Article IV of the Certificate of Incorporation of this
        Corporation:

        "Immediately upon the filing of this Certificate of Amendment, each ten
(10) outstanding shares of the Company's Common Stock will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock and each ten (10) outstanding shares of the Company's Preferred Stock will be exchanged and combined, automatically and without further action, into one
(1) share of Preferred Stock. Such combination shall be effected on a holder-by-holder basis, and any fractional shares resulting from such combination shall be rounded up to the nearest whole share."

        SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

        THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, XCare.net, Inc. has caused this Certificate of Amendment to be signed by Lorine R. Sweeney, its President and Chief Executive Officer, this 7th day of January, 2000.

                                             XCARE.NET, INC.


                                             /s/ LORINE R. SWEENEY
                                             -----------------------------------
                                             Lorine R. Sweeney, President and
                                             Chief Operating Officer